Company Contact:      Ed Rosenfeld
                                              Vice President, Strategic Planning
                                               and Finance
                                              Steven Madden, Ltd.
                                              (718) 446-1800

                        Investor Relations:   Cara O'Brien/Lauren Puffer
                        Press:                Melissa Merrill
                                              Financial Dynamics
                                              (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------


        STEVEN MADDEN, LTD. ANNOUNCES BETTER THAN ANTICIPATED PRELIMINARY
                         RESULTS FOR THE FOURTH QUARTER


LONG ISLAND CITY, N.Y. - January 31, 2006 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced preliminary results for the fourth quarter. It is important to note that the estimated results included herein are unaudited.

         Based on higher than anticipated sales in the wholesale segment, the Company expects to report fourth quarter net sales in the range of $90 million to $91 million, an approximate 7% to 8% increase over the $84.5 million reported in the same quarter last year. Net sales reflect an approximate 14% increase in total wholesale sales, partially offset by a decline in total retail sales of approximately 1.6%. Same store sales in the retail division decreased approximately 6.5% versus an increase of 9.5% last year. This is due primarily to the phase out of previous accessory items in order to prepare for the first quarter re-launch of accessories, including licensed handbags and belts by Daniel M. Friedman & Associates, as well as a reduction in promotional sales.

         During the fourth quarter, the Company achieved significant improvements in gross margins with increases in all of the wholesale divisions. Gross margin also improved in the retail division primarily due to less promotional selling versus the prior year period. Lastly, even while continuing to invest in the business, the Company effectively managed expenses which contributed to improved operating margin for the quarter.

         Reflecting the broad based strength in the business, the Company now expects that fourth quarter earnings per diluted share will be in the range of $0.49 to $0.51 based on approximately 14.4 million diluted weighted shares outstanding. This compares to earnings per diluted share of $0.03 on 13.9 million diluted weighted shares outstanding in the fourth quarter of the previous year. For the full year, earnings per diluted share is now expected to be between $1.35 and $1.38 compared to the previous estimate of $1.20 to $1.22 and fiscal 2004 earnings per diluted share of $0.86.

         "We are very pleased with our performance in the fourth quarter which represents a strong end to an exciting year for all of us at Steven Madden, Ltd.," commented Jamieson Karson, Chairman and Chief Executive Officer. "With the return of Steve, the founder of the Company and a key inspiration behind all of our creative efforts, there is a renewed energy that has been a tremendous catalyst for our business. For the fourth quarter specifically, better than expected sales in many of our wholesale divisions indicates that our ongoing focus on delivering fresh product continues to drive our business forward. Moreover, our overall results prove that initiatives to more effectively manage inventory and improve margins are having a very positive impact on operations. These factors, along with our plans to even further build the Steve Madden brand and evolve the business into a global branded lifestyle company make us optimistic about 2006 and beyond."

         The Company plans to report final fourth quarter and full year results and provide its outlook for 2006 on March 2, 2006. The Company will hold a conference call the same day at 10 a.m. Eastern Time.

         Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including handbags, eyewear, hosiery, and belts, and owns and operates 99 retail stores, including its online store. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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